Exhibit 4

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement on Schedule 13D jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Common Stock, no par value per share, of Fusion Pharmaceuticals Inc., a corporation organized under the laws of Canada, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 7th day of March, 2024.

HEALTHCAP VII, L.P.

By: HealthCap VII GP LLC, its general partner

By: HealthCap VI GP SA, its investment manager

By:	/s/ Dag Richter
Name:	Dag Richter
Title:	Director

By:	/s/ Fabrice Bernhard
Name:	Fabrice Bernhard
Title:	General Manager

HEALTHCAP VII GP LLC

By: HealthCap VI GP SA, its investment manager

By:	/s/ Dag Richter
Name:	Dag Richter
Title:	Director

By:	/s/ Fabrice Bernhard
Name:	Fabrice Bernhard
Title:	General Manager